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                                                                   EXHIBIT 99.1

PRESS RELEASE

Contact:        United Community Bancorp
                William F. Ritzmann, President and Chief Executive Officer
                (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS FIRST QUARTER RESULTS

Lawrenceburg, Indiana - October 31, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), today reported earnings of $387,000, or $0.05 per diluted share, for the quarter ended September 30, 2008, compared to a net loss of $246,000, or ($0.03) per share, for the quarter ended September 30, 2007. The increase in net income was primarily a result of a decrease of $645,000, or 65.8%, in the provision for loan losses during the quarter ended September 30, 2008 compared to the prior year quarter.

                             STATEMENT OF OPERATIONS
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE THREE MONTHS ENDED
                                                      9/30/2008     9/30/2007
                                                      ---------     ---------
Interest income                                        $5,144        $5,583
Interest expense                                        2,308         3,009
                                                       ------        ------
Net interest income                                     2,836         2,574
Provision for loan losses                                 335           980
                                                       ------        ------
Net interest income after provision
    for loan losses                                     2,501         1,594
Total non-interest income                                 696           393
Total non-interest expenses                             2,593         2,412
                                                       ------        ------
Income before tax provision (benefit)                     604         (425)
Income tax provision (benefit)                            217         (179)
                                                       ------        ------
Net income (loss)                                      $  387        $(246)
                                                       ======        ======
 Basic earnings per share
                                                         0.05        (0.03)
 Diluted earnings per share                              0.05          N/A

Weighted average shares outstanding
 Basic                                              7,486,298    7,916,106
 Diluted                                            7,517,917          N/A

N/A - not applicable for the quarter as this would be anti-dilutive given the net loss during the quarter


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PERFORMANCE RATIOS:
Return on average assets (1)                             0.41%       (0.26%)
Return on average equity (1)                             2.84%       (1.59%)
Interest rate spread  (2)                                2.91%         2.37%
Net interest margin  (3)                                 3.18%         2.87%
Noninterest expense to average                           2.72%         2.55%
   assets (1)
Efficiency ratio  (4)                                    73.41%        81.29%
Average interest-earning assets to
     average interest-bearing liabilities                110.30%       114.80%
Average equity to average assets                         14.30%        16.37%

CAPITAL RATIOS:
Tangible capital                                         13.34          13.43
Core capital                                             13.34          13.43
Total risk-based capital                                 20.64          20.56

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                        2.17%         1.81%
Allowance for loan losses as a percent
   of total loans                                        1.36%         1.27%
Allowance for loan losses as a percent
   of nonperforming loans                                62.65%        69.97%
Net charge-offs to average outstanding
   loans during the period (1)                           0.66%         0.03%

(1)  Quarter income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.

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

                             FIVE QUARTER COMPARISON

                  SUMMARIZED STATEMENTS OF FINANCIAL CONDITION

                                              (UNAUDITED)                 (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                               9/30/2008      6/30/2008    3/31/2008      12/31/2007    9/30/2007
                                               ---------      ---------    ---------      ----------    ---------
                                                                        (IN THOUSANDS)

ASSETS
Cash and cash equivalents                      $ 27,808       $ 35,710      $ 27,016      $ 35,159      $ 30,518
Investment securities                            36,948         38,227        36,033        37,916        40,988
Loans receivable, net                           287,486        284,352       291,490       288,032       285,921
Other assets                                     23,904         24,437        21,809        21,142        20,293
                                               --------       --------      --------      --------      --------
TOTAL ASSETS                                   $376,146       $382,726      $376,348      $382,249      $377,720
                                               ========       ========      ========      ========      ========

LIABILITIES
Total deposits                                  314,299        320,774       318,000       320,495       313,784
FHLB advances                                     4,583          4,833            --            --            --
Other liabilities                                 2,665          2,630         2,941         2,677         2,776
                                               --------       --------      --------      --------      --------
TOTAL LIABILITIES                               321,547        328,237       320,941       323,172       316,560
Total stockholders' equity                       54,599         54,489        55,407        59,077        61,160
                                               --------       --------      --------      --------      --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY       $376,146       $382,726      $376,348      $382,249      $377,720
                                               ========       ========      ========      ========      ========

Municipal deposits                             $120,420       $127,545      $130,996      $134,950      $126,067

                       SUMMARIZED STATEMENTS OF OPERATIONS

                                              (UNAUDITED)     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                               9/30/2008      6/30/2008    3/31/2008      12/31/2007    9/30/2007
                                               ---------      ---------    ---------      ----------    ---------

                                               (FOR THE THREE MONTHS ENDED, IN THOUSANDS EXCEPT PER SHARE DATA)

Interest income                                   $5,144         $5,191        $5,272        $5,569        $5,583
Interest expense                                   2,308          2,419         2,871         3,054         3,009
                                                  ------         ------        ------        ------        ------
Net interest income                                2,836          2,772         2,401         2,515         2,574
Provision for loan losses                            335          1,018         2,030           690           980
                                                  ------         ------        ------        ------        ------
Net interest income after provision
    for loan losses                                2,501          1,754           371         1,825         1,594
Total non-interest income                            696            820           497           487           393
Total non-interest expenses                        2,593          2,398         2,481         2,559         2,412
                                                  ------         ------        ------        ------        ------
INCOME BEFORE TAX PROVISION (BENEFIT)                604            176        (1,613)         (247)         (425)
Income tax provision (benefit)                       217            250          (631)          (93)         (179)
                                                  ------         ------        ------        ------        ------
NET INCOME (LOSS)                                 $  387         $  (74)       $ (982)       $ (154)       $ (246)
                                                  ======         ======        ======        ======        ======
 Basic earnings per share                           0.05          (0.01)        (0.13)        (0.02)        (0.03)
 Diluted earnings per share                         0.05            N/A           N/A           N/A           N/A

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                       7,486,298      7,486,653     7,371,057     7,841,413     7,916,106

   Diluted                                     7,517,917            N/A           N/A           N/A           N/A


N/A - not applicable for the quarter as this would be anti-dilutive given the net loss during the quarter

THE INCOME TAX PROVISION OF $250,000 FOR 6/30/2008 IS THE RESULT OF AN IMPAIRMENT CHARGE OF $160,000 RELATED TO DEFERRED TAX ASSETS FOR CHARITABLE CONTRIBUTIONS.

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Net interest income increased $262,000, or 10.2%, in the quarter ended September
30, 2008, as compared to the prior year quarter. This increase is largely due to an increase in the net interest margin from 2.87% to 3.18% in the current year quarter. The increase in net interest margin is the result of a decrease in the average interest rate paid on interest bearing liabilities from 3.85% to 2.85%, partially offset by a decrease in the average rate of interest earning assets from 6.22% to 5.76%.

Noninterest income increased $303,000, or 77.1%, for the quarter ended September 30, 2008, compared to the prior year quarter. The increase in noninterest income is primarily the result of an increase in customer account and transaction fees that were implemented in 2008. Noninterest expense increased $181,000, or 7.5%, for the quarter ended September 30, 2008, compared to the prior year quarter. The increase is primarily a result of an increase in other operating expenses related to other real estate owned ("REO") by the Bank, and an increase in the Bank's FDIC insurance premium in the current period.

The provision for loan losses was $335,000 for the quarter ended September 30, 2008 compared to $980,000 for the quarter ended September 30, 2007. The decrease was primarily due to a decrease of $1.3 million in nonperforming loans, compared to a $2.0 million increase in nonperforming loans during the prior year quarter. However, current economic conditions have required an increase to the general provision in the quarter. The increase in nonperforming loans in the prior year quarter is primarily the result of five commercial real estate loans totaling $4.3 million being placed on nonaccrual status. At September 30, 2008, none of these nonperforming loans were still outstanding. One loan has been refinanced with a well qualified borrower and was current as of September 30, 2008. Two loans, with the same borrower, were foreclosed in November, 2007. The Bank sold one of the properties, at cost, at the time of the foreclosure. The other was sold in September, 2008 for a gain of $20,000 after a reserve for loss on sale of $54,000 had been taken during the year ended June 30, 2008. Two loans with different borrowers were foreclosed upon and the Bank includes these properties in REO at September 30, 2008.

Other nonperforming assets (comprised exclusively of REO at September 30, 2008) increased to $2.9 million at September 30, 2008 from a balance of $3,000 at September 30, 2007. Included in REO at September 30, 2008 are three separate properties. Two of the properties are discussed above. The third is a commercial real estate loan that was foreclosed upon and transferred into REO in June, 2008. The Bank is actively working to sell all of the assets in REO. Where necessary, management has reserved for losses on the sale of certain properties (these reserves are included in the REO balance at September 30, 2008), and continues to maintain the properties and monitor their value based upon current market conditions.

Total assets were $376.1 million at September 30, 2008, compared to $382.7 million at June 30, 2008. The decrease is primarily due to a $7.9 million decrease in cash and

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a $1.3 million decrease in investments, partially offset by a $3.1 million increase in loans. The decrease in cash was driven by a decrease in deposits, primarily municipal deposits, and the funding of new loans. Total liabilities were $321.5 million at September 30, 2008, compared to $328.2 million at June 30, 2008. The decrease in total liabilities is primarily due to a decrease of $7.1 million in municipal deposits in the current year. The decrease in municipal deposits is reflective of the cyclical nature of municipal deposits, which are affected by the timing of receipts of tax revenues and spending for ongoing civil projects. Total stockholders' equity was $54.6 million at September 30, 2008, compared to $54.5 million at June 30, 2008.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.